UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 5, 2006

Checkers Drive-In Restaurants, Inc.

(Exact name of Registrant as specified in its charter)

Commission File Number: 0-19649

Delaware	58-1654960
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4300 West Cypress Street Suite 600 Tampa, FL	33607
(Address of principal executive offices)	(Zip code)

(813) 283-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On April 5, 2006, Checkers Drive-In Restaurants, Inc. (the “Company”) entered into a Letter Agreement (the “Agreement”) with William J. Hoffman of Trigild International, Inc. as receiver (“Receiver”) appointed with respect to the Assets (as defined below) by order of the United States District Court for the Southern District of New York (the “Court”), and Wells Fargo Bank, National Association, as Special Servicer for LaSalle Bank National Association, as Indenture Trustee for the Holders of the MSDWMC Owner Trust 2000 F-1 Notes, Participating Interests and Owner Trust Certificates (“Lender”).

Pursuant to the terms of the Agreement, the Company will purchase certain assets from Lender which are currently held by Lender as collateral to secure certain loan obligations owed to Lender by Titan Holdings, LLC (“Titan”). The assets being purchased include, without limitation, the fixed assets located at sixty-two (62) restaurants (the “Restaurants”) previously operated by Titan under three (3) separate franchise agreements with the Company or otherwise subject of the Lender’s security interest, as well as inventory, cash, insurance proceeds and real property (collectively, the “Assets”), as more specifically set forth in the Agreement. The Company’s plans are to operate the Restaurants as Company-owned restaurants.

The purchase price for the Assets is $5.3 million in cash or otherwise immediately available funds, payable on the Closing Date (as defined below). Pursuant to the terms of the Agreement, the closing will occur on the business day immediately following the entry of an order of the Court approving the transaction, or such other date as directed by the order to allow for the completion of the transaction in the manner set forth in the Agreement (the “Closing Date”). The Company has granted the Receiver a limited license to operate the Restaurants as “Checkers” restaurants and a limited license to occupy any leasehold sites where Restaurants are located (the “Leasehold Sites”) until the earlier to occur of (i) the Closing Date; (ii) such date as the Receivership has been determined and/or adjudicated as finally terminated by the Court; (iii) a breach by the Receiver of his obligations related to the operation of the Restaurants not remedied or corrected within seven (7) days of written notice thereof to Receiver and Lender; or (iv) six (6) months following the date of the Letter Agreement.

During this period, the Receiver has agreed to continue to operate the Restaurants generally in accordance with all standards, policies and procedures reasonably required by Checkers and to pay the franchise royalties and advertising contributions in connection with the operation of the Restaurants as “Checkers” restaurants. Under the terms of the Agreement, the Receiver will also pay an amount equal to the pro-rated rent due for the Leasehold Sites on a pass-through basis. The Receiver has agreed not to close the Restaurants without reasonable prior written notice to the Company and to Lender, and, in the event of any such notice, the parties have agreed to reasonably cooperate to transfer the operations to the Company in a such a manner as to keep the Restaurants open.

On the Closing Date, the Company and Lender will execute mutual releases of one another, except with respect to each party’s obligations under the Agreement, and will each execute a release of the Receiver with respect to the Assets sold and the Receiver’s operation of the Assets through the Closing Date, such releases to be in form and substance satisfactory to the Company and Lender. In addition, on the Closing Date, the Company and Lender will execute an agreement regarding Lender’s waiver of certain limitations on the Company’s right to file and pursue enforcement action of certain claims against Titan and its principals, which claims are subordinate to Lender.

The Agreement does not alter or affect in any way the Company’s rights or remedies in connection with any pending legal action against Titan or its principals.

The foregoing description of the Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the Letter Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

The following exhibits are filed with this Form 8-K:

(d) Exhibit No.	Description
10.1	Letter Agreement, dated April 5, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Checkers Drive-In Restaurants, Inc.
(Registrant)

Date: April 7, 2006	By:	/s/ Keith Sirois
Chief Executive Officer and President